EXHIBIT 99.2


For Further Information
Please Call:

Gary K. Willis                                   Zygo Corporation
President and CEO                                Laurel Brook Road
                                                 Middlefield, Connecticut 06455
                                                 Telephone: (860) 347-8506

Ahmad Akrami                                     NexStar Automation, Inc.
President                                        NexStar Corporation
                                                 2120 Miller Drive
                                                 Longmont, Colorado 80501
                                                 Telephone: (303) 678-9793

                                                           FOR IMMEDIATE RELEASE

                           ZYGO CORPORATION COMPLETES
                     ACQUISITION OF NEXSTAR AUTOMATION, INC.

MIDDLEFIELD, CONNECTICUT (SEPTEMBER 13, 1996).......Zygo Corporation
(NASDAQ:ZIGO) today announced that it has completed the acquisition of NexStar Automation, Inc. ("NexStar"), a Canadian company that was publicly traded on the Vancouver Stock Exchange. NexStar shareholders voted on September 11th to approve the acquisition at an extraordinary meeting. In the transaction, which was structured as a statutory plan of arrangement under Canadian law, Zygo acquired all the outstanding shares of NexStar in exchange for 250,000 shares of Zygo's common stock. The acquisition will be accounted for as a pooling of interests.

     NexStar is engaged in the business of designing, developing and manufacturing automation and parts handling equipment to improve production efficiency and manufacturing yields within the data storage, semiconductor and medical disposables markets. Its operations are located in Longmont, Colorado.

     Gary K. Willis, president and chief executive officer of Zygo, noted, "The addition of NexStar will strengthen our capability to fully automate the test and measurement process for our customers. NexStar's parts handling capability is expected to see significantly increased demand as piece parts continue to become smaller and handling those parts without human intervention becomes more critical in a variety of industries. Like Zygo, the data storage industry has been a primary market focus for NexStar with NexStar's emphasis on the disk side of the industry, and Zygo's emphasis on the head side. The combination will result in access to major new opportunities." Ahmad Akrami, president of NexStar, added, "Our merger with Zygo will provide our company with the resources which should allow us to realize our potential much faster than as a standalone enterprise. The fit with Zygo is very good; our technologies, our people, our focus on quality and the customer, and our markets are all very much aligned, and we are all looking forward to working together as a team."

     Shareholders who have not tendered the certificates for their NexStar shares to Montreal Trust Company in Vancouver, accompanied by a properly executed Letter of Transmittal, are urged to do so as soon as possible so as to ensure that they receive certificates for the Zygo shares to which they are entitled, without delay.

     Zygo Corporation designs, develops, manufactures and markets precision measurement and automation equipment and components used to enhance production yields in high technology industries. The firm is based in Middlefield, Connecticut, and also has operations in Sunnyvale, California, and Longmont, Colorado.

                                       -2-